Exhibit 99.1

Warsaw, IN . . . June 6, 2007 . . . (NASDAQ:BMET)

BIOMET ANNOUNCES EXECUTIVE RETIREMENTS

WARSAW, IN—Biomet, Inc.(NASDAQ:BMET) announced today that two of the Company’s principal officers, Charles E. Niemier and Garry L. England, have informed Biomet of their decisions to retire. Mr. Niemier and Mr. England are 27-year and 26-year veterans of the Company, respectively, and have each held key senior management positions throughout their long tenure at Biomet.

Effective June 18, 2007, Mr. Niemier will retire from his management position as Senior Vice President, Biomet, Inc. and Senior Vice President, Biomet International and Corporate Relations, but will retain his position as a member of Biomet’s Board of Directors. Mr. England retired effective May 31, 2007, from his position as Biomet’s Chief Operating Officer, Domestic Operations.

Mr. Niemier initially came to the Company as a staff auditor for Coopers and Lybrand and served in that capacity prior to being offered a position within Biomet. Chuck’s direct employment with the Company began in 1980 as Corporate Controller and he received several promotions within the Finance department leading to his promotion to Vice President of Finance in 1984. In 1990, Chuck was promoted to Senior Vice President of Warsaw Operations, while retaining the Vice President position in Finance.

In 1991, Chuck was promoted to Senior Vice President of International Operations and held that position until 2005, when he was named Chief Operating Officer of International Operations. Mr. Niemier recently held the position of President of Biomet Trauma and Biomet Spine, prior to his return to Biomet headquarters earlier this year as Senior Vice President, Biomet International and Corporate Relations. In addition, Mr. Niemier became a member of Biomet’s Board of Directors beginning in 1987 and he continues to serve in that capacity.

Mr. England joined Biomet in 1981 as a Development Engineer and was promoted in 1987 to Vice President of Product Engineering. Garry became Vice President of Manufacturing in 1989 and then Vice President of Research and Development in 1992. Beginning in 1994, Garry held the position of Senior Vice President of Warsaw Operations until his promotion in 2005 to Chief Operating Officer, Domestic Operations.

Biomet’s President and Chief Executive Officer Jeffrey R. Binder stated, “Chuck and Garry have both contributed greatly to Biomet’s entrepreneurial success story. On behalf of the Biomet team members, I want to thank Chuck and Garry for their dedication and many years of service to Biomet. They have each left an indelible mark on the Company and will be missed. At the same time, we have a number of talented leaders in our organization and we will be asking many to step up and take on greater levels of responsibility.”

About Biomet

Biomet, Inc. and its subsidiaries design manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such statements. Such risks and uncertainties include our ability to develop and market new products and technologies in a timely manner, the effect of the pending merger on Biomet’s business and its relationship with customers, distributors, employees and suppliers and the risk factors as set forth from time to time in Biomet’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Biomet that Biomet’s objectives will be achieved. Biomet undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact Greg W. Sasso, Senior Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.

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